EXHIBIT 99.1
                                  ------------

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "AGREEMENT") is made and entered into as of the 21st day of August, 2002, by and between ALTRIMEGA HEALTH CORPORATION, a Nevada corporation (the "COMPANY") and EARL INGARFIELD (the "CONSULTANT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company wishes to retain the consulting services of Consultant for the period provided in this Agreement, and Consultant desires to serve as a consultant regarding mergers and acquisitions to the Company in such capacity and for such period, upon the terms and conditions hereinafter provided.

         NOW THEREFORE, in consideration of the premises and of the mutual representations, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.  CONSULTANT.  The  Company  agrees  to   and   hereby  does   retain
Consultant, and Consultant agrees to serve as a consultant to the Company upon the terms and conditions provided herein.

         2. POSITION AND RESPONSIBILITIES. During the period of service as a consultant to the Company, Consultant shall devote his efforts to consulting with and assisting the Company in furthering the Company's business operations regarding mergers and acquisitions. In this regard, Consultant shall perform such duties, obligations and services as are reasonably necessary to consult and assist the Company in furthering the Company's business operations relating to mergers and acquisitions, as well as such other consulting services as may from time to time be reasonably requested by the Company. Consultant shall devote such time as is necessary to complete such duties, obligations and services in a timely fashion.

         3. TERM. Consultant's retention as a consultant under this Agreement shall be for a term commencing on the date of this Agreement and ending on August 21, 2003. Either party may terminate this Agreement by giving the other party not less than ten (10) days prior written notice of such termination.

         4. RELATIONSHIP BETWEEN THE PARTIES. The parties hereto recognize that the relationship between the Company and Consultant shall be one of an independent contractor. Consultant shall have no authority to enter into any contract binding upon the Company, or to create any obligation on behalf of the Company, without express written authorization of the Company. Under no circumstances shall Consultant represent to clients, customers, suppliers or others that he is employed by the Company or that he serves the Company in any capacity other than as an outside consultant. Consultant shall make clear to all clients, customers, suppliers and other third parties that Consultant has no authority to bind the Company in his capacity as a consultant. Consultant shall provide any and all instruments, tools and other equipment not provided by the Company, which are necessary to perform his duties and obligations under this Agreement.

         5. COMPENSATION. As compensation for services rendered hereunder, Consultant shall be entitled to receive from the Company the consulting fee described on EXHIBIT A, attached hereto and made a part hereof.


         6. REIMBURSEMENT FOR EXPENSES. Consultant shall not be entitled to reimbursement for any business expenses incurred by him in the performance of his duties hereunder that have not been approved un advance by the Company.

         7. WAIVERS AND AMENDMENTS. No amendment or waiver of any provision of this Agreement, nor consent to any departure there from, shall be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         8. CAPTIONS. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

         9. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement.

         10. ENTIRETY. This Agreement contains the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

         11. COUNTERPARTS.  This  Agreement  may   be   executed   in   multiple
counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

         12. GOVERNING LAW. This Agreement, its validity, construction and interpretation and the rights and remedies of the parties hereto shall be governed by the substantive laws of the State of Florida, without giving effect to principles of conflict of laws thereof.

         13. JURISDICTION AND VENUE. Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any Federal or State court sitting in the County of Sarasota, State of Florida, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


COMPANY:                            ALTRIMEGA HEALTH CORPORATION,
-------                             a Nevada corporation


                                    By:/s/ KELLEY MAGE
                                       -------------------------------------
                                    Printed Name: KELLEY MAGEE
                                                  --------------------------
                                    Title:PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          -------------------------------------


CONSULTANT:
----------

                                    /s/ EARL INGARFIELD
                                    ----------------------------------------
                                    EARL INGARFIELD

                                    EXHIBIT A
                                    ---------

                                 CONSULTING FEE
                                 --------------

1. Upon execution of this Agreement, Consultant shall receive TWO MILLION (2,000,000) common shares of stock of Altrimega Health Corp. (AMHT) d/b/a Creative Holdings, Inc.,

2. At the closing between Creative Holdings, Inc. and Altrimega Health Corp. (AMHT) d/b/a Creative Holdings, Inc., Consultant shall receive NINE MILLION (9,000,000) common shares of stock of Altrimega Health Corp. (AMHT) d/b/a Creative Holdings, Inc., all such shares to be fully paid, and non-assessable.